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                                                                   EXHIBIT 3.1.2


                              ARTICLES OF AMENDMENT

                                       OF

                               DELTA APPAREL, INC.


         The Articles of Amendment of DELTA APPAREL, INC. are as follows:

                                       1.

         The name of the Corporation is DELTA APPAREL, INC. (the "Corporation"), and its charter number is K950538.

                                       2.

         The Articles of Incorporation of the Corporation as heretofore granted by the Secretary of State of Georgia on the 10th day of December, 1999, are hereby amended to add the following new Section 3.4 to Article 3 thereof:

                  3.4 Treasury Stock. If the Corporation shall acquire any issued and outstanding shares of its Common Stock, all such reacquired shares shall be treasury shares except to the extent that the Board of Directors of the Corporation provides in duly adopted resolutions that some or all of such shares shall instead constitute authorized but unissued shares of the Corporation's Common Stock. The Board of Directors of the Corporation may adopt resolutions returning reacquired shares of its Common Stock to the status of authorized but unissued shares at any time after the Corporation's acquisition of such shares unless prohibited by the Code or other applicable law.

         The amendment of the Articles of Incorporation of the Corporation set forth in paragraph 2 hereof was adopted by the Board of Directors of the Corporation effective as of September 18, 2003. Pursuant to Section 14-2-631(d) of the Georgia Business Corporation Code, shareholder approval of these articles of amendment was not required.

         IN WITNESS WHEREOF, DELTA APPAREL, INC. has caused its duly authorized officer to execute these Articles of Amendment as of this 18th day of September, 2003.

                                               By:
                                                  ------------------------------

                                               Name: Martha M. Watson

                                               Title: Secretary